Exhibit 99.1


                    HALIFAX ANNOUNCES FIRST QUARTER
                           FINANCIAL RESULTS

  Company Reports Return to Profitability, with Diluted EPS of $0.03;
                 Gross Margin Increases to 12% from 8%

ALEXANDRIA, VA - August 15, 2006 - Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended June 30, 2006.

The Company reported revenues of $12.7 million compared to $14.7 million for the same period a year ago. The revenue decrease was primarily due to the cessation of an unprofitable nationwide contract.

Halifax reported a gross margin of $1.5 million, or 12% of revenues, for the first quarter of fiscal 2007. This compares to a gross margin of $1.2 million, or 8% of revenues, for the comparable quarter a year ago.

Operating income was $326,000 for the first fiscal quarter of 2007 compared to an operating loss of $143,000 for the first fiscal quarter of 2006. Income from continuing operations for the first quarter of fiscal 2007 was $84,000 as compared to a loss from continuing operations of $234,000 for the same period a year ago.

The Company reported net income of $84,000, or $0.03 per basic and diluted share, in the first quarter of 2007 versus $76,000, or $0.02 per basic and diluted share, for the quarter ended June 30, 2005. Net income for the first quarter of last year included $310,000 of income from discontinued operations.

Charles McNew, president and chief executive officer, stated, "As anticipated, we have returned the Company to profitability and our aggressive cost containment program has resulted in meaningful improvement in our gross margins. The recent announcement of several new contracts, coupled with our delivery systems enhancement efforts, should have us on target for additional bottom line enhancement."

The Company also reported continuing balance sheet improvement, with bank debt declining and shareholders equity in excess of $8 million.

McNew added, "Our confidence in our long-term business prospects remains high. The managed services marketplace is ripe with opportunity, particularly with the evolving industry consolidation. We continue to seek and evaluate various strategic alternatives to further position Halifax for near and long term growth."

The Company will host a conference call for investors at 11 a.m. EDT on Tuesday, August 15, 2006, to review the financial and operational results for the quarter. The conference call phone number is 888-898-1327 for U.S. callers and 706-679-5341 for international callers. The conference call replay will be available from 1 p.m. EDT on Tuesday, August 15, 2006, to 1 p.m. EDT on Wednesday, August 16, 2006. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21301345.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.
                          Halifax Corporation
                        Summary Financial Data
               (In Thousands, except per share amounts)




      Statement of operations                        For the three
                                                   months ended June
                                                          30
                                                    2006      2005
      Revenues                                     $12,746    $14,679

      Cost of services                              11,270     13,497

      Gross Profit                                   1,476      1,182

      Selling, marketing, general &
       Administrative                                1,150      1,325

      Operating income (loss)                          326      (143)

      Other income                                       1          -
      Interest expense                               (163)      (217)

      Income (loss) before income taxes                164      (360)

      Income tax expense (benefit)                      80      (126)

      Income (loss) from continuing operations          84      (234)

      Income from discontinued operations (net)          -        310

      Net income                                    $   84     $   76

      Earnings (loss) per common share - basic:
        Continuing operations                       $  .03    $ (.07)
        Discontinued operations                          -        .09
                                                       .03        .02

      Earnings (loss) per common share -
      diluted:
        Continuing operations                       $  .03    $ (.07)
        Discontinued operations                          -        .09
                                                       .03        .02

      Weighted average number of common
        shares outstanding:
        Basic                                        3,175      3,172
        Diluted                                      3,180      3,193




   Balance Sheets                       June 30, 2006   March  31, 2006
   Current assets
    Cash                                       $   344           $   400
    Restricted cash                                649               625
    Trade accounts receivable, net               9,878            11,415
     Inventory, net                              6,038             6,363
     Prepaid expenses and other
      current assets                               805               722
     Deferred tax asset                          1,289             1,332

   Total current assets                         19,003            20,857

   Property and equipment, net                   1,253             1,381
   Goodwill and intangibles, net                 4,118             4,213
   Other assets                                    128               130
   Defered tax asset                               807               828

   Total assets                                $25,309           $27,409

   Liabilities and stockholders'
   equity

   Current liabilities
    Accounts payable and accrued
     expenses                                   $6,816            $7,135
     Income tax payable                             32               331
     Deferred maintenance revenue                2,826             3,515
     Current portion of long-term debt              34               202

   Total current liabilities                     9,708            11,183

   Long-term bank debt                           6,203             6,891
   Other long-term debt                            148               154
   Subordinated debt - affiliate                 1,000             1,000
   Deferred income                                 203               218

   Total liabilities                            17,262            19,446

   Stockholders' equity                          8,047             7,963

   Total liabilities and stockholders'
   equity                                      $25,309           $27,409

